                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 14a-11(c) or 14a-12
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                          Nextel Communications, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

    [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

LOGO                                                         NEXTEL COMMUNICATIONS, INC.
                                                             1505 Farm Credit Drive, McLean, VA 22102
                                                             703-394-3000

                                                     April 18, 1997

To Our Stockholders:

     On behalf of the Board of Directors of Nextel Communications, Inc. (the "Company"), I cordially invite you to attend the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at The Mayflower Hotel, 1127 Connecticut Avenue, N.W., Washington, D.C. 20036, on Thursday, May 15, 1997 at 10:00 a.m., local time. A Notice of Annual Meeting, form of proxy and a proxy statement containing information about the matters to be acted upon at the Annual Meeting are enclosed.

     We urge you to attend the Annual Meeting. Your participation in the affairs of the Company is important. The Annual Meeting is an excellent opportunity for the Company's management to discuss the Company's progress with you in person.

     Whether in person or by proxy, it is important that your shares be represented at the Annual Meeting. To ensure your participation in the Annual Meeting, regardless of whether you intend to attend in person, please complete, sign, date and return the enclosed proxy promptly. If you attend the Annual Meeting, you may revoke your proxy at that time and vote in person, if you wish, even if you have previously returned your form of proxy, by following the procedures set forth in the proxy statement.

     We look forward to seeing you on May 15.

                                               Sincerely,

                                               LOGO
                                               Daniel F. Akerson
                                               Chairman of the Board and
                                               Chief Executive Officer

                                      LOGO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 15, 1997

     Notice is hereby given that the Annual Meeting of Stockholders of Nextel Communications, Inc. (the "Company") will be held on May 15, 1997 at 10:00 a.m. local time at:

                       The Mayflower Hotel
                       1127 Connecticut Avenue, N.W.
                       Washington, DC 20036

     The purpose of the meeting is:

        (1) To elect three directors of the Company to hold office for a three-year term ending on the date of the third succeeding Annual Meeting of Stockholders of the Company and until their respective successors shall have been duly elected and qualified;

        (2) To ratify the appointment of Deloitte & Touche LLP as the firm of independent auditors to audit the consolidated financial statements of the Company and its subsidiaries for fiscal year 1997; and

        (3) To consider and take action upon any other business that may properly come before the meeting or any adjournment thereof.

     The Board of Directors of the Company has fixed the close of business on March 28, 1997 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          LOGO
                                          DANIEL F. AKERSON
                                          Chairman of the Board

McLean, Virginia
April 18, 1997

                          NEXTEL COMMUNICATIONS, INC.
                             1505 FARM CREDIT DRIVE
                             MCLEAN, VIRGINIA 22102
                                 (703) 394-3000

                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 15, 1997
                            ------------------------

                              GENERAL INFORMATION

     This Proxy Statement is being furnished to stockholders of Nextel Communications, Inc., a Delaware corporation (the "Company"), in connection with the Annual Meeting of Stockholders of the Company to be held at The Mayflower Hotel, 1127 Connecticut Avenue, N.W., Washington, D.C. 20036, on Thursday, May 15, 1997, at 10:00 a.m. local time, and any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to consider and vote upon the election of directors and to consider and ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1997.

SOLICITATION, USE AND REVOCATION OF PROXIES

     The accompanying proxy is solicited by the Company's Board of Directors (the "Board of Directors") for use at the Annual Meeting. A proxy may be revoked at any time prior to its use by: (1) delivering to the General Counsel of the Company a signed notice of revocation or a later dated proxy, (2) attending the Annual Meeting and voting in person or (3) giving notice of revocation of the proxy at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute the revocation of a proxy. Prior to the Annual Meeting, any written notice of revocation should be sent to Nextel Communications, Inc., 1505 Farm Credit Drive, McLean, Virginia 22102, Attention: General Counsel, or hand delivered to the General Counsel of the Company, at such address or at the Annual Meeting, at or before the taking of the vote. A stockholder may be requested to present such documents as shall be reasonably requested for the purpose of establishing the stockholder's identity. This Proxy Statement, the accompanying proxy card and the 1996 Annual Report to Stockholders are being mailed or otherwise distributed to stockholders on or about April 18, 1997.

     The shares represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. It is intended that the shares represented by proxies on which no instructions have been indicated will be voted "FOR" the election of the nominees for director named herein or such substitute nominees as the Board of Directors may designate, "FOR" ratification of Deloitte & Touche LLP as the firm of independent auditors to audit the consolidated financial statements of the Company and its subsidiaries for fiscal year 1997, and at the discretion of the persons named as proxies on all other matters that may properly come before the Annual Meeting.

RECORD DATE, VOTING RIGHTS AND OUTSTANDING SHARES

     The Board of Directors has fixed the close of business on March 28, 1997 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof (the "Record Date"). Only holders of record of the Company's Class A Common Stock, par value $0.001 per share (the "Class A Common Stock"), and the Company's Class A Convertible Redeemable Preferred Stock, par value $0.01 per share (the "Class A Preferred Stock"), on the Record Date are entitled to vote at the Annual Meeting. Each holder of record of Class A Common Stock at the close of business on the Record Date is entitled to one vote per share on each matter to be voted upon by the stockholders at the Annual Meeting. The holder of record of the Class A Preferred

Stock at the close of business on the Record Date is entitled to one vote per share of Class A Common Stock into which its shares of Class A Preferred Stock are convertible on the Record Date. The holder of Class A Preferred Stock, in its capacity as such, is entitled to vote together with the holders of Class A Common Stock on each matter to be voted upon at the Annual Meeting other than the election of directors. As of the Record Date, there were 223,766,140 shares of Class A Common Stock outstanding and 8,163,265 shares of Class A Preferred Stock (convertible into 24,489,795 shares of Class A Common Stock) outstanding.

QUORUM, VOTING REQUIREMENTS AND EFFECT OF ABSTENTIONS AND NON-VOTES

     At the Annual Meeting, inspectors of election will determine the presence of a quorum and tabulate the results of the voting by stockholders. The holders of a majority of the total number of outstanding shares of stock that are entitled to vote at the meeting must be present in person or by proxy in order to have the quorum that is necessary for the transaction of business at the Annual Meeting. The inspectors will treat properly executed proxies marked "ABSTAIN" or required to be treated as "non-votes" as present for purposes of determining whether there is a quorum at the Annual Meeting. A "non-vote" occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     The three nominees for director who receive a plurality of the votes cast by the Class A Common Stock, voting as a separate class, in person or by proxy at the Annual Meeting, will be elected. All other matters will require the approval of a majority of the votes cast by the Class A Common Stock and the Class A Preferred Stock, voting as a single class, in person or by proxy at the Annual Meeting. Abstentions and non-votes will have no effect on the election of directors or the proposal to ratify the appointment of the independent auditors.

                             ELECTION OF DIRECTORS

                                (PROPOSAL NO. 1)

     Pursuant to the Company's By-Laws, the Board of Directors is divided into three classes of directors, with each class having a number of directors as nearly equal as possible and with the terms of each class expiring in a different year. Pursuant to the terms of the Class A Preferred Stock, the holder of the Class A Preferred Stock is entitled to elect three directors (the "Class A Preferred Directors") or such greater number as is necessary to cause the total number of Class A Preferred Directors to equal 25% of the total number of members of the Board of Directors. In electing such directors, the holders of the Class A Preferred Stock vote separately as a class. The Class A Preferred Directors are to be allocated as equally as possible among the Company's three classes of directors. Accordingly, one Class A Preferred Director has been allocated to each of the Company's classes of directors. Scot Jarvis, the Class A Preferred Director who was allocated to the 1997 Class, resigned from the Board of Directors on October 31, 1996, and will not be standing for re-election at the Annual Meeting. Pursuant to the terms of the Class A Preferred Stock, Digital Radio, L.L.C. ("Digital Radio" or the "McCaw Investor"), as the sole holder of the Class A Preferred Stock, is entitled to nominate a new designee to fill the vacancy on the Board of Directors resulting from Mr. Jarvis' resignation. As of the date hereof, Digital Radio has not nominated another designee to the Board of Directors, although it may make such designation and act to elect such nominee at any time. The holders of the Class A Common Stock are not entitled to vote for the Class A Preferred Directors and the holder of Class A Preferred Stock, in its capacity as such, is not entitled to vote in the election of members of the Board of Directors other than the Class A Preferred Directors.

     It is intended that valid proxies received will be voted, unless contrary instructions are given, to elect the three nominees named in the following table. Should any nominee decline or be unable to accept such nomination to serve as a director, an event that the Company does not currently anticipate, the persons named in the enclosed proxy reserve the right, in their discretion, to vote for a lesser number or for substitute nominees designated by the Board of Directors, to the extent consistent with the Company's Amended and Restated Certificate of Incorporation and its By-Laws.

     The McCaw Investor is also a holder of shares of Class A Common Stock as of the Record Date. Pursuant to the McCaw Securities Purchase Agreement (as defined below), the McCaw Investor agreed not to vote its shares of Class A Common Stock for the election of any nominees for director other than those endorsed by at least 80% of the members of the then-current Board of Directors (excluding any such members who are representatives of the McCaw Investor). The McCaw Investor agreed to cast its votes for such nominees in the same proportions as the votes cast by the Company's other stockholders. The McCaw Investor has informed the Company that it intends to cast its votes, in its capacity as a holder of Class A Common Stock, for the election of the nominees for director named herein or such substitute nominees as the Board of Directors may designate (subject to the endorsement requirement described above) in the same proportions as the votes cast by the Company's other stockholders.

     Each of the three nominees for director to be elected by the holders of Class A Common Stock is currently a member of the Board of Directors and, if elected, each will hold office until the 2000 Annual Meeting of Stockholders and until his respective successor is duly elected and qualified. The incumbent directors who are not standing for election at the Annual Meeting are to serve until the end of their respective terms as specified in the following table and until their respective successors are elected and qualified.

                                      DIRECTOR       POSITIONS WITH THE
           NAME               AGE      SINCE              COMPANY                   COMMITTEES
--------------------------    ---     --------     ----------------------     -----------------------
NOMINEES FOR DIRECTORS TO
HOLD OFFICE UNTIL 2000
--------------------------
William E. Conway, Jr.        47        1997       Director                   Audit
Keisuke Nakasaki              55        1995       Director                   Audit
Morgan E. O'Brien             52        1987       Vice Chairman of the       Nominating, Operations,
                                                   Board                      Transaction and
                                                                              Interested Party
DIRECTORS HOLDING OFFICE
  UNTIL 1999
--------------------------
Daniel F. Akerson             48        1996       Chairman of the Board      Operations
                                                   and Chief Executive
                                                   Officer
Robert Cooper                 54        1988       Director                   Compensation
Timothy M. Donahue            48        1996       President and Chief
                                                   Operating Officer
Dennis M. Weibling*           46        1995       Director                   Audit, Compensation,
                                                                              Nominating, Operations
                                                                              and Interested Party
DIRECTORS HOLDING OFFICE
  UNTIL 1998
--------------------------
Keith Bane                    55        1995       Director                   Interested Party
Craig O. McCaw*               46        1995       Director                   Operations
Masaaki Torimoto              54        1995       Director                   Compensation

---------------

 *  Class A Preferred Directors.

RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF WILLIAM E. CONWAY, JR., KEISUKE NAKASAKI AND MORGAN E. O'BRIEN AS DIRECTORS TO SERVE UNTIL 2000 AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

INFORMATION CONCERNING NOMINEES FOR ELECTION AND INCUMBENT DIRECTORS

     Based upon information received from the respective directors, set forth below is information with respect to the individuals who are nominees for election to the Board of Directors and the incumbent directors of the Company who are not standing for election at the Annual Meeting.

NOMINEES FOR ELECTION AS DIRECTORS TO HOLD OFFICE UNTIL THE 2000 ANNUAL MEETING OF STOCKHOLDERS

     WILLIAM E. CONWAY, JR. Mr. Conway has served as a director of the Company since February 12, 1997, when he was appointed to fill the vacancy created by the resignation of Brian D. McAuley on January 8, 1997. Since 1987, Mr. Conway has been Managing Director of the Carlyle Group. Mr. Conway currently serves as a director of BDM International, Inc., GTS Duratek, Inc. and Tracor, Inc.

     KEISUKE NAKASAKI. Mr. Nakasaki has served as a director of the Company since July 31, 1995. Since July 1995, Mr. Nakasaki has been President and Chief Executive Officer of NTT America, Inc. ("NTT America"), a subsidiary of Nippon Telegraph and Telephone Corporation ("NTT") of Japan. From December 1992 to July 1995, Mr. Nakasaki served as a director of Thai Telephone and Telecommunications Public Co., Ltd. From July 1991 to December 1992, Mr. Nakasaki served as Vice President, Integrated Communications Systems of NTT.

     MORGAN E. O'BRIEN. Mr. O'Brien has served as a director of the Company since co-founding the Company in 1987. Since March 6, 1996, Mr. O'Brien has served as Vice Chairman of the Board of Directors. From 1987 to March 5, 1996, Mr. O'Brien served as Chairman of the Board of Directors and from 1987 to October 16, 1994, Mr. O'Brien also served as General Counsel of the Company. Mr. O'Brien currently serves as a director of Cellular Telecommunications Industry Association, a leading wireless communications trade association, and American Mobile Telecommunications Association, a leading Specialized Mobile Radio ("SMR") trade association.

DIRECTORS HOLDING OFFICE UNTIL THE 1999 ANNUAL MEETING OF STOCKHOLDERS

     DANIEL F. AKERSON. Mr. Akerson has served as Chairman of the Board of Directors and Chief Executive Officer since joining the Company on March 6, 1996. From 1993 until March 5, 1996, Mr. Akerson served as a general partner of Forstmann Little & Co., a private investment firm ("Forstmann Little"). While serving as a general partner of Forstmann Little, Mr. Akerson also held the positions of Chairman of the Board and Chief Executive Officer of General Instrument Corporation, a technology company acquired by Forstmann Little. From 1983 to 1993, Mr. Akerson held various senior management positions with MCI Communications Corporation, including president and chief operating officer. Mr. Akerson currently serves as a director of American Express Company.

     ROBERT COOPER. Mr. Cooper has served as a director of the Company since November 1988. Mr. Cooper has been President of Touch Tel Corp., a communications company, for more than five years.

     TIMOTHY M. DONAHUE. Mr. Donahue has served as President of the Company since joining the Company on February 1, 1996 and as a director of the Company since June 18, 1996. On February 29, 1996, Mr. Donahue was elected by the Board of Directors to the additional position of Chief Operating Officer of the Company. From 1986 to January 1996, Mr. Donahue held various senior management positions with AT&T Wireless Services ("AT&T Wireless") (formerly known as McCaw Cellular Communications, Inc., "McCaw Cellular"), most recently regional president for the Northeast.

     DENNIS M. WEIBLING. Mr. Weibling has served as a director of the Company since July 31, 1995. From October 1995 to March 1996, Mr. Weibling served as the Company's acting Chief Executive Officer. Since 1993, Mr. Weibling has been President of Eagle River, Inc., a company formed to make strategic investments in telecommunications ventures ("Eagle River"). From 1981 to 1993, Mr. Weibling was a shareholder of Clark, Nuber and Co., P.S., a public accounting firm in Bellevue, Washington. Mr. Weibling currently serves as a director of Nextlink Communications, Inc., Teledesic Corporation and Cable Plus, Inc.

DIRECTORS HOLDING OFFICE UNTIL THE 1998 ANNUAL MEETING OF STOCKHOLDERS

     KEITH BANE. Mr. Bane has served as a director of the Company since July 31, 1995. Since March 1997, Mr. Bane has been Executive Vice President and President, Americas Region of Motorola, Inc. ("Motorola"). From August 1994 to March 1997, Mr. Bane has been Executive Vice President and Chief Corporate Staff Officer of Motorola. From 1973 to August 1994, Mr. Bane held various senior management positions with Motorola.

     CRAIG O. MCCAW. Mr. McCaw has served as a director of the Company since July 31, 1995. Since 1994, Mr. McCaw has been Chairman of the Board and Chief Executive Officer of Eagle River, and since 1995, Chairman of the Board of Digital Radio, a company formed for the purpose of making an equity investment in the Company. Mr. McCaw also currently serves as Chairman of the Board of Nextlink Communications, Inc. and Teledesic Corporation. From 1974 to September 1994, Mr. McCaw served as Chairman of the Board and Chief Executive Officer of McCaw Cellular, which was sold to AT&T in August 1994. From March 1990 to November 1994, Mr. McCaw served as Chairman of the Board and Chief Executive Officer of LIN Broadcasting Company. Mr. McCaw is an appointee to the President's National Security Telecommunications Advisory Committee.

     MASAAKI TORIMOTO. Mr. Torimoto has served as a director of the Company since February 28, 1995. Mr. Torimoto has been Corporate Vice President of Panasonic Communications & Systems Company ("Panasonic") and President of Panasonic Telecommunication Systems Company, subsidiaries of Matsushita Electric Corporation of America ("Matsushita Electric") since January, 1997. From July 1996 to December 1996, Mr. Torimoto served as Corporate Vice President of Panasonic. From January 1995 to June 1996, Mr. Torimoto was employed by Matsushita Electric and served as the Chief Liaison between Matsushita Communication Industrial Co. Ltd. ("Matsushita") and the Company. From June 1994 to December 1994, Mr. Torimoto served as Director of Marketing and Product Planning for the Company. From June 1992 to May 1994, Mr. Torimoto was a Corporate Vice President and General Manager, Marketing at Matsushita Communication Industrial Corp. of America ("Matsushita America"), a subsidiary of Matsushita. From January 1990 to May 1992, Mr. Torimoto was General Manager, Marketing at Matsushita America. Prior thereto, Mr. Torimoto was a General Manager, Auto Products Division at Panasonic Company, a division of Matsushita Electric.

INFORMATION REGARDING CERTAIN DIRECTORSHIPS

     In connection with certain transactions, the Company granted certain parties to the right to nominate persons for election to the Company's Board of Directors and has agreed to limit the size of the Board of Directors to a maximum of sixteen members.

     Mr. Torimoto's directorship is connected with Matsushita's $45,000,000 investment in 3,000,000 shares of Class A Common Stock made pursuant to the Stock Purchase Agreement dated as of December 9, 1991 between the Company and Matsushita and certain related agreements (collectively, the "Matsushita Stock Purchase Agreement"). The Matsushita Stock Purchase Agreement provides, among other matters, that Matsushita is entitled, subject to certain conditions, to nominate one person for election to the Board of Directors for as long as Matsushita or its affiliates continue to own at least 1,500,000 shares of Class A Common Stock.

     Mr. Nakasaki's directorship is connected with NTT's investment in the Company. On January 20, 1994, the Company and NTT entered into a Stock Purchase Agreement (the "NTT Stock Purchase Agreement"), and NTT

America and the Company entered into a Technical Services Agreement (the "Technical Services Agreement"). Under the terms of the NTT Stock Purchase Agreement, NTT purchased 1,532,959 shares of Class A Common Stock for $48.925 per share or $75 million on April 4, 1994. Pursuant to the NTT Stock Purchase Agreement, NTT is entitled to nominate one person to serve on the Board of Directors.

     The directorships of Messrs. McCaw and Weibling (collectively, the "Class A Preferred Directors") are connected with the McCaw Investor's investment in the Company. Pursuant to the terms of the Class A Preferred Stock, the McCaw Investor, as the sole holder of the Class A Preferred Stock, is entitled to elect three Class A Preferred Directors or such greater number as is necessary to cause the total number of Class A Preferred Directors to equal 25% of the total number of members of the Board of Directors. In electing such directors, the holders of the Class A Preferred Stock vote separately as a class. The Class A Preferred Directors are to be allocated as equally as possible among the Company's three classes of directors. The McCaw Investor is entitled to elect the Class A Preferred Directors unless, as a result of a sale, transfer or other disposition, it holds equity securities of the Company having less than 5% of the aggregate voting power required to elect the Board of Directors. The McCaw Investor has also agreed not to vote its shares of Class A Common Stock for the election of any nominees for director other than those endorsed by at least 80% of the members of the then-current Board of Directors (excluding any such members who are representatives of the McCaw Investor). The McCaw Investor agreed to cast its votes for such nominees in the same proportions as the votes cast by the Company's other stockholders. The McCaw Investor is entitled to elect a director to fill the vacancy created by Mr. Jarvis' resignation, but has not done so at this time.

     Mr. Bane's directorship is connected with Motorola's investment in the Company. Pursuant to the terms of the Contribution and Merger Agreement, dated as of August 4, 1994, as amended, by and among the Company, Motorola, ESMR, Inc. and ESMR Sub, Inc. (the "Motorola Agreement"), and subject to certain conditions, as long as Motorola owns 5% or more of the outstanding shares of Class A Common Stock, Motorola is entitled to nominate two persons for election as members of the Board of Directors. Motorola has elected currently to exercise such right only with respect to one nominee.

     In connection with Mr. Akerson's employment by the Company, Mr. Akerson is entitled to be nominated for election as a member of the Board of Directors and to hold the position of Chairman of the Board of Directors.

COMPENSATION OF DIRECTORS

     Directors are reimbursed for direct expenses relating to their activities as members of the Board of Directors, but prior to 1997, have not otherwise been compensated for the performance of their duties as directors. The Company's Amended and Restated Incentive Equity Plan (the "Incentive Equity Plan") was amended effective March 28, 1997 to permit grants and awards thereunder to "Non-Affiliated Directors" (as defined in the Incentive Equity Plan, as amended). The Company intends to provide an annual retainer in the amount of $20,000 that will be payable in equal quarterly installments to each of the "Non-Affiliated Directors" on the Board. In connection with the above, Mr. Cooper and (assuming he is elected to the Board at the Annual Meeting) Mr. Conway will be paid $20,000 each for their service during 1997 as members of the Board of Directors of the Company. Additionally, the Compensation Committee has granted to Mr. Conway (contingent upon his election to the Board at the Annual Meeting) options to acquire 5,000 shares of the Company's Class A Common Stock, one-third of which will vest upon the commencement of such director's term and the remaining two-thirds of which will vest in two equal installments on each of the first two anniversaries of such date. It is the Company's intention to recommend that the Compensation Committee make appropriate awards under the Incentive Equity Plan to each "Non-Affiliated Director" (including each nominee who, upon election, would become a "Non-Affiliated Director") upon such person's election to the Board by vote of the stockholders of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "Commission") initial reports of beneficial ownership and reports of changes in beneficial ownership of Class A Common Stock and other equity securities of the Company. The rules promulgated by the Commission under Section 16(a) of the Exchange Act require those persons to furnish the Company with copies of all reports filed with the Commission pursuant to Section 16(a).

     Reports received by the Company indicate that James Dixon, a former executive officer of the Company, failed to file on a timely basis a Form 4 with respect to four transactions, Richard Randazzo, a former executive officer of the Company, failed to file on a timely basis a Form 4 with respect to three transactions, Robert Foosaner, an executive officer of the Company, failed to file on a timely basis a Form 4 with respect to one transaction and Thomas Kelly, an executive officer of the Company, failed to file on a timely basis a Form 5 with respect to a stock option grant.

     Based solely upon a review of Forms 3, Forms 4 and Forms 5 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) during the fiscal year ended December 31, 1996, and written representations of certain of its directors, executive officers and greater-than-ten-percent beneficial owners that no Forms 5 were required to be filed, all other directors, executive officers and greater-than-ten-percent beneficial owners have filed with the Commission on a timely basis all reports required to be filed under Section 16(a) of the Exchange Act.

                    BOARD OF DIRECTORS AND BOARD COMMITTEES

     During fiscal year 1996, the Board of Directors held twelve regularly scheduled and special meetings. During fiscal year 1996, all directors, except for Mr. McCaw, attended at least 75 percent of the meetings of the Company's Board of Directors and committees thereof of which they were a member. In addition to attending meetings, directors discharge their responsibilities by review of Company reports to directors, visits to Company facilities, correspondence and telephone conferences with the Company's executive officers and others regarding matters of interest and concern to the Company.

     The Board of Directors has standing Audit, Compensation, Transaction, Nominating, Operations and Interested Party committees. The McCaw Securities Purchase Agreement (as defined below) provides that each committee of the Board of Directors shall include at least one Class A Preferred Director as a member. All committees report their activities, actions and recommendations to the Board of Directors as appropriate.

AUDIT COMMITTEE

     Messrs. McAuley (Chairman), Nakasaki and Weibling were members of the Audit Committee during fiscal 1996. On February 1, 1996, Mr. Torimoto was appointed by the Board of Directors to replace Mr. Weibling until Mr. Weibling ceased to serve as acting Chief Executive Officer. Mr. Weibling resigned as acting Chief Executive Officer effective March 5, 1996. Mr. McAuley resigned from the Audit Committee on January 8, 1997. The Board of Directors appointed Mr. Conway as a replacement for Mr. McAuley to the Audit Committee on March 28, 1997. The Audit Committee reviews, with the Company's management, the internal auditors and the independent auditors: the Company's policies and procedures with respect to internal control; reviews significant accounting matters; approves the audited financial statements prior to public distribution; approves any significant changes in the Company's accounting principles or financial reporting practices; reviews independent auditor services; and recommends to the Board of Directors the firm of independent auditors to audit the Company's consolidated financial statements. The Audit Committee held two meetings during fiscal year 1996. The Audit Committee did not meet during the period that Mr. Weibling served as acting Chief Executive Officer of the Company.

COMPENSATION COMMITTEE

     Messrs. Cooper (Chairman), Torimoto and Weibling currently are members of the Compensation Committee. During the period that Mr. Weibling served as acting Chief Executive Officer of the Company, Mr. Jarvis replaced Mr. Weibling on the Compensation Committee. The Compensation Committee is (and is expected to continue to be) composed entirely of directors who are not employees of the Company or its subsidiaries. The Compensation Committee recommends to the Board of Directors the compensation of the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the Chief Executive Officer and the President, administers the Company's compensation plans for the same executives and reviews various matters relating to organization and compensation. The Compensation Committee administers, and makes all ongoing determinations concerning matters relevant to, the Incentive Equity Plan and the Company's Associate Stock Purchase Plan. The Compensation Committee held ten meetings during fiscal year 1996.

TRANSACTION COMMITTEE

     Messrs. McAuley (Chairman), Jarvis and O'Brien were members of the Transaction Committee during fiscal year 1996. Messrs. McAuley and Jarvis resigned from the Transaction Committee on January 8, 1997 and October 31, 1996, respectively. The Board of Directors has not yet appointed replacements for Messrs. McAuley and Jarvis to the Transaction Committee. The Transaction Committee has the authority (when the Company's full Board of Directors has not acted on such matters) to set various procedural details regarding annual and special meetings and the selection of the record date for determining stockholders entitled to vote at annual or special meetings. The Transaction Committee held no meetings during fiscal year 1996.

NOMINATING COMMITTEE

     The Nominating Committee was formed to recommend new members for nomination to the Board of Directors. Messrs. O'Brien (Chairman), Jarvis and Weibling were members of the Nominating Committee during fiscal year 1996. Mr. Jarvis resigned from the Committee on October 31, 1996. The Board of Directors has not yet appointed a replacement for Mr. Jarvis to the Nominating Committee. On July 27, 1995, the Company's By-Laws were amended to provide that as long as there is an Operations Committee, there shall be a Nominating Committee composed of at least three members. All nominees proposed by the Nominating Committee to serve on the committees of the Board of Directors or to stand for election to the Board of Directors (other than nominees of the McCaw Investor), shall be presented by the Nominating Committee to the Operations Committee for its endorsement prior to the submission of the nominations to the Board of Directors, except that any nomination or appointment made to meet or satisfy contractual obligations of the Company that were in existence on April 4, 1995 need not be presented to the Operations Committee and need only be approved by a vote of a majority of a quorum of the Board of Directors. Nominees who receive the endorsement of the Operations Committee will be appointed to the designated committee or stand for election if approved by a majority of a quorum of the Board of Directors. Nominees who do not receive the endorsement of the Operations Committee will be appointed to the designated committee or stand for election only if approved by the lesser of a defined required vote or a majority of all of the members of the Board of Directors. The Nominating Committee did not meet during fiscal year 1996 because, other than nominees of the McCaw Investor, all nominees proposed for election to the Board of Directors during fiscal year 1996 were elected by action of the full Board of Directors. The full Board of Directors also acted to fill all vacancies on the committees of the Board of Directors during such period. The Nominating Committee has not yet instituted a formal procedure for considering director candidates recommended by stockholders for election to the Board of Directors.

OPERATIONS COMMITTEE

     The Operations Committee was formed on July 31, 1995 in connection with the McCaw Investor's investment in the Company. Messrs. McCaw (Chairman), Akerson, Jarvis, O'Brien and Weibling were members of the Operations Committee during fiscal 1996. Mr. Jarvis resigned from the Operations Committee on October 31, 1996. A replacement for Mr. Jarvis to the Operations Committee has not yet been appointed. The Company's By-Laws provide that the Operations Committee shall be comprised of five members, three of whom shall be Class A Preferred Directors. At such time as the holder of the Class A Preferred Stock acts to elect to fill the vacancy created by Mr. Jarvis' resignation, the director so elected will automatically become a member of the Operations Committee. Also, in connection with Mr. Akerson's employment by the Company, Mr. Akerson is entitled to serve as a member of the Operations Committee. The Operations Committee has the authority to formulate key aspects of the Company's business strategy, including decisions relating to the technology used by the Company to provide wireless communications services (subject to existing equipment purchase agreements), actions with respect to acquisitions relating to wireless communications services, creation and approval of operating and capital expenditure budgets, financing, marketing and strategic plans, nomination, supervision and oversight of certain executive officers of the Company, and endorsement of nominees proposed by the Nominating Committee to serve on the committees of the Board of Directors or to stand for election to the Board of Directors. The Operations Committee held six meetings during fiscal year 1996.

     The Board of Directors retains the power and authority to override actions taken or proposed by the Operations Committee, and in certain circumstances, to terminate the Operations Committee. The Board of Directors may override actions taken or proposed to be taken by the Operations Committee by majority vote, which would give rise to a $25,000,000 liquidated damages payment to the McCaw Investor, the commencement of accrual of a 12% dividend payable on all outstanding shares of Class A Preferred Stock, and the immediate vesting of an option entitling Eagle River to purchase up to 1,000,000 shares of Class A Common Stock at an exercise price of $12.25 per share. See "Certain Relationships and Related Transactions." The Board of Directors, by a defined super-majority vote, may override actions taken or proposed by the Operations Committee, and in certain circumstances, terminate the Operations Committee without triggering the obligations described above.

INTERESTED PARTY COMMITTEE

     The Interested Party Committee was formed on July 31, 1995. Messrs. Bane (Chairman), O'Brien and Weibling currently are members of the Interested Party Committee. Pursuant to the Motorola Agreement, as long as Motorola has the right to nominate persons for election to the Board of Directors, the Motorola nominees shall serve as members of the Interested Party Committee. The Interested Party Committee has the authority to review certain significant proposed transactions between the Company and affiliated persons or entities (other than subsidiaries or other affiliated entities controlled by the Company). The Interested Party Committee did not meet during fiscal year 1996.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for (i) recommending to the Board of Directors the cash and equity compensation of the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the Chief Executive Officer and the President, (ii) reviewing and approving the cash and equity compensation recommended by the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors and the Chief Executive Officer for the other executive officers of the Company and (iii) determining equity compensation for all employees.

     The Compensation Committee believes that the compensation levels of the Company's executive officers, who provide leadership and strategic direction for the Company, should consist of (i) base salaries that are commensurate with executives of other comparable telecommunications companies and (ii) cash bonus opportunities based on achievement of objectives set by the Compensation Committee with respect to the Chairman, the Vice Chairman and the President and by the Chief Executive Officer and the President in consultation with the Compensation Committee with respect to the other executive officers of the Company. The Compensation Committee also believes that it is important to provide the Company's executive officers with significant stock-based incentive compensation, which increases in value in direct correlation with improvement in the performance of the Company's Class A Common Stock, thereby aligning management's interest with those of the Company's stockholders.

     The Compensation Committee considers the following factors (ranked in order of importance) when determining compensation of executive officers: (i) the Company's performance measured by attainment of specific strategic objectives, stock price performance, and operating cash flow results, (ii) the individual performance of each executive officer, (iii) comparative industry compensation levels, (iv) historical cash and equity compensation levels, and (v) recommendations of professional compensation consultants. The comparative industry compensation data considered by the Compensation Committee in establishing 1996 compensation was based on public telecommunications companies, two-thirds of which are included in the Nasdaq Telecommunications Index, which was chosen as the peer group for the Stockholder Return Performance Graph included herein, and the remainder of which are listed on either the New York Stock Exchange or the American Stock Exchange.

     For fiscal years beginning after January 1, 1994, Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly-held company for compensation in excess of $1,000,000 paid to the Company's chief executive officer and its four other most highly compensated executive officers, unless the plan and awards pursuant to which any portion of the compensation is paid meet certain requirements. The Incentive Equity Plan does not meet those requirements, and the Compensation Committee has determined that meeting such requirements may not necessarily be in the best interest of the Company. Accordingly, the Compensation Committee has decided not to recommend any amendment to the Incentive Equity Plan to satisfy those requirements at this time. In any event, the Company does not anticipate having taxable income against which a deduction could be taken in the near future.

CASH COMPENSATION

     The salaries of certain executive officers were set initially by their respective employment agreements. Each of the employment agreements provide that the Company may increase the executive officer's base salary throughout the term or any renewal term of such employment agreement, and each agreement is consistent with the Company's compensation policy as set forth herein.

     As stated above, the compensation of executive officers is also based in part upon individual performance and comparative industry compensation levels. Early in each fiscal year, a performance plan is established. Each such annual plan sets forth overall goals to be achieved by the Company, as well as specific performance goals to be achieved by each of its executive officers according to his or her duties and responsibilities, for the relevant fiscal year. For fiscal year 1996, the overall goals were (i) the completion of the Company's previously announced merger and acquisition transactions, (ii) the meeting of targets relating to the acquisition and construction of antenna sites for the Company's advanced mobile communications systems employing digital technology ("Digital Mobile networks"), (iii) the continuation with Motorola, the Company's equipment supplier and the developer of the proprietary technology currently deployed by the Company in its Digital Mobile networks, of system development and technology optimization activities with respect to the Digital Mobile networks, (iv) the facilitation of the development of nationwide compatible Digital Mobile networks and the achievement of a North American footprint, (v) the continuation of the integration of acquired companies, (vi) the enhancement of strategic relationships, (vii) the meeting of targets for development, implementation, subscribers, budgets and cash flow, (viii) the strengthening of operations by hiring senior operations executives for key positions and (ix) the achievement of appreciation in the Company's stock price.

     The Compensation Committee determined that most, but not all, of the overall goals for fiscal year 1996 were met. Accordingly, Mr. Akerson received a bonus in the amount of $300,000. Mr. Akerson's base salary was set under his employment agreement (see "Employment Contracts, Termination of Employment and Change-In-Control Agrrangements "). Mr. Donahue received a commencement bonus of $300,000 pursuant to his employment agreement and a performance bonus of $206,250. Mr. Donahue's base salary was set under his employment agreement (see "Employment Contracts, Termination of Employment and Change-In-Control Agrrangements"). Mr. O'Brien received a bonus in the amount of $200,000, which related to fiscal year 1995 performance, and a bonus in the amount of $150,000 for fiscal year 1996 performance. Mr. O'Brien's base salary was $357,000 for fiscal year 1996. Mr. McAuley received a bonus in the amount of $200,000 for fiscal year 1995 performance and his salary was set at $350,000 for fiscal year 1996. Mr. Foosaner received a bonus in the amount of $50,000 and his salary was set at $350,000 for fiscal year 1996. Most of the other executive officers of the Company received salary increases and bonuses based on their achievement of overall and specific performance goals during fiscal year 1996. On average, the cash compensation for executive officers of the Company is near the median of comparative industry salary and bonus levels.

EQUITY COMPENSATION

     The Compensation Committee administers and authorizes all grants and awards made under the Incentive Equity Plan. Periodically, the Compensation Committee authorizes grants of options to purchase Class A Common Stock under the Incentive Equity Plan to all employees. The Compensation Committee also authorizes awards for new employees as incentive to join the Company. In determining whether and in what amount to grant stock options or other equity compensation in fiscal year 1996, the Compensation Committee considered the amount and date of vesting of currently outstanding incentive equity compensation granted previously to each of the Company's executive officers. The Compensation Committee believes that continued grants of equity compensation to key executives is an important tool to retain and motivate exceptionally-talented executives who are necessary to achieve the Company's long-term goals, especially at a time of significant growth and competition in the wireless communications industry.

     During fiscal year 1996, the Compensation Committee granted equity compensation to Messrs. Akerson and Donahue in connection with the commencement of their employment and granted equity compensation to Messrs. O'Brien and Foosaner. The Committee did not grant equity compensation to Mr. McAuley. The Compensation Committee approved grants of equity compensation to certain of the other executive officers of the Company, consistent with the Compensation Committee's overarching policy of granting equity compensation to key executives and employees.

     The Compensation Committee is comprised of three members. From October 2, 1995 to March 6, 1996, the members of the Committee were Messrs. Cooper, Jarvis and Torimoto. Mr. Weibling, who had resigned as a member of the Compensation Committee on October 2, 1995, when he was named acting Chief Executive Officer of the Company, rejoined the Compensation Committee in March 1996 when Mr. Akerson was named Chief Executive Officer and Chairman of the Board of Directors. Mr. Jarvis served on the Compensation Committee during the period that Mr. Weibling served as acting Chief Executive Officer.

                                          The Compensation Committee

                                          Robert Cooper, Chairman
                                          Masaaki Torimoto
                                          Dennis M. Weibling
                                          Scot Jarvis (member from October 2,
                                          1995 to March 6, 1996)

                             EXECUTIVE COMPENSATION

     The following table and discussion summarize the compensation of each person who served as the Chief Executive Officer of the Company during fiscal year 1996 and each of the four other most highly compensated executive officers of the Company (the "Named Executive Officers") for the fiscal year ended March 31, 1994, the nine months ended December 31, 1994 ("Transition 1994" or "T1994") and the fiscal years ended December 31, 1995 and December 31, 1996, during which such persons were employed by the Company.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM COMPENSATION
                                                                       -------------------------------------
                                                                               AWARDS
                                                                       -----------------------      PAYOUTS
     NAME AND            ANNUAL COMPENSATION             OTHER         RESTRICTED   SECURITIES     ---------
PRINCIPAL POSITION   ---------------------------         ANNUAL          STOCK      UNDERLYING       LTIP         ALL OTHER
AS OF DECEMBER 31,           SALARY       BONUS       COMPENSATION       AWARDS      OPTIONS        PAYOUTS      COMPENSATION
      1996(1)         YEAR     ($)         ($)           ($)(2)          ($)(3)        (#)            ($)           ($)(4)
-------------------  ------  -------     -------      ------------     ----------   ----------     ---------     ------------
Daniel F.
  Akerson..........    1996  328,725(5)  300,000             --        15,375,000   1,000,000            --          3,000
  Chief Executive
  Officer and
  Chairman of the
  Board
Dennis M.
  Weibling.........    1996       --          --             --                --          --            --             --
  Chief Executive      1995       --          --             --                --          --            --             --
  Officer(6)
Morgan E.
  O'Brien..........    1996  364,086     350,000(7)          --                --     100,000            --          3,000
  Vice Chairman of     1995  350,000     262,500             --                --          --            --          4,716
  the Board           T1994  272,597(8)  350,000             --                --          --            --             --
                       1994  336,000     250,000             --                --     400,000 (9)  1,290,000(10)        --
Brian D. McAuley...    1996  350,000     200,000             --                --          --            --          3,000
  Executive Vice       1995  350,000     262,500             --                --          --            --          4,716
  President           T1994  272,597(8)  350,000             --                --          --            --          5,142
  Emeritus             1994  336,000     250,000             --                --     400,000 (9)  1,290,000(10)     4,000
Timothy M.
  Donahue..........    1996  252,076(11) 506,250(12)     76,428(13)            --     400,000            --          3,000
  President and
  Chief Operating
  Officer
Robert S.
  Foosaner.........    1996  355,227      59,630             --         1,537,500          --            --          3,000
  Senior Vice
    President          1995  325,000      94,500             --                --          --            --          4,716
                      T1994  239,152(8)  110,000             --                --      20,000            --          4,410
                       1994  260,000      90,000             --                --      40,000            --          1,000

---------------

 (1) See "Employment Contracts, Termination of Employment and Change-In-Control Arrangements" for more information concerning the terms of employment of the Named Executive Officers.

 (2) Except for Mr. Donahue, the amount of "Other Annual Compensation" for the Named Executive Officers did not meet the threshold reporting requirements under the rules of the Commission.

 (3) Values of the deferred stock awards shown in the Summary Compensation Table are based on the closing price of the Class A Common Stock on the date of grant. Mr. Akerson's award is based on 1,000,000 shares times $15.375 per share, which was the closing price of the Class A Common Stock on March 4, 1996. The shares covered by Mr. Akerson's deferred stock award vest 100% on March 5, 1999. The value of the shares covered by Mr. Akerson's deferred stock award as of December 31, 1996 was $13,062,500 (1,000,000 shares times $13.0625, the closing price of the Class A Common Stock on such date). Subsequent to December 31, 1996, the Company and Mr. Akerson agreed to alternative arrangements replacing a grant of 2,000,000 deferred shares made to Mr. Akerson. Such alternative arrangements are described below under the heading "Employment Contracts, Termination of Employment and Change in Control Arrangements," and basically provide that, although the first 1,000,000 deferred shares covered by such grant will continue to vest on March 5, 1999, an option to acquire 1,000,000 shares, vesting on March 5, 2006, together with a special cash bonus of $14,750,000 payable after Mr. Akerson has completed 10 years of service with the Company (or earlier upon a change in control) are substituted for the second 1,000,000 deferred shares covered by the earlier grant. Such second 1,000,000 deferred shares thus are not included in the Summary Compensation Table. Mr. Foosaner's award is based on 100,000 shares times $15.375 per share, which was the closing price of the Class A Common Stock on March 4, 1996. During fiscal 1996, 25,000 shares of Mr. Foosaner's deferred stock award vested. The value of the remainder of Mr. Foosaner's deferred stock award as of December 31, 1996 was $979,688 (75,000 shares times $13.0625, the closing price of the Class A Common Stock on such date). The shares covered by Mr. Foosaner's deferred stock award vest 25% six months after the date of grant and 25% on each of the first three anniversaries of the date of grant or such later date as may be selected by Mr. Foosaner under certain circumstances.

 (4) "All Other Compensation" is comprised of the Company's contributions to the
     Section 401(k) Plan on behalf of the Named Executive Officers.

 (5) Mr. Akerson joined the Company on March 6, 1996; therefore, the compensation received by him for fiscal 1996 is for the nine-month period ended December 31, 1996.

 (6) Mr. Weibling was acting Chief Executive Officer of the Company from October 2, 1995 through March 6, 1996. Mr. Weibling, a member of the Board of Directors, was not paid a salary or any other compensation for his services as acting Chief Executive Officer.

 (7) Includes a performance bonus in the amount of $200,000 for fiscal year 1995 performance and a performance bonus in the amount of $150,000 for fiscal year 1996 performance.

 (8) Reflects nine months of salary paid during Transition 1994.

 (9) Messrs. O'Brien and McAuley each received options on December 28, 1993 for 150,000 shares of Class A Common Stock, vesting 20% per year over a five-year period, and 250,000 performance options, vesting 100% when the Class A Common Stock price during any 30 consecutive trading days averages more than twice the closing price of the Class A Common Stock on December 28, 1993, the date of the grant. The closing price of the Class A Common Stock on such date was $40.25.

(10) These payments were made in connection with stock appreciation rights ("SARs") that were granted to Messrs. O'Brien and McAuley in 1991. The Company was required to make payments under the SARs equal to the difference between the base price of the SARs ($5.00 per share) and the fair market value of the Class A Common Stock on the payment dates, the last of which was in November 1993.

(11) Mr. Donahue joined the Company on February 1, 1996; therefore, the compensation received by him during fiscal 1996 is for the eleven-month period ended December 31, 1996.

(12) Includes an employment commencement bonus pursuant to Mr. Donahue's employment agreement in the amount of $300,000 and a fiscal 1996 performance bonus in the amount of $206,250.

(13) Represents Mr. Donahue's allowance for relocation expenses upon accepting employment with the Company.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning options to purchase Class A Common Stock that were granted in fiscal year 1996 to the Named Executive Officers. The Company did not grant SARs in fiscal year 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                         PERCENT OF
                                          NUMBER OF        TOTAL
                                          SECURITIES      OPTIONS     EXERCISE
                                          UNDERLYING     GRANTED TO    OR BASE                  PRESENT
                                           OPTIONS       EMPLOYEES      PRICE     EXPIRATION   GRANT DATE
                  NAME                    GRANTED(#)      IN FY96     ($/SHARE)      DATE      VALUE($)(3)
----------------------------------------  ----------     ----------   ---------   ----------   ----------
Daniel F. Akerson.......................   1,000,000(1)     16.1%       15.125      03/04/06   10,230,000
Dennis M. Weibling......................      --            --           --           --           --
Morgan E. O'Brien.......................     100,000(2)      1.6%       15.125      03/04/06    1,023,000
Brian D. McAuley........................      --            --           --           --           --
Timothy M. Donahue......................     400,000(2)      6.4%        13.50      01/22/06    3,552,000
Robert S. Foosaner......................      --            --           --           --           --

---------------

(1) These options were granted on March 4, 1996 and vest over a five-year period at a rate of 20% per year from the date of grant.

(2) These options vest over a four-year period at a rate of 25% per year from the date of grant. Mr. O'Brien's options were granted on March 4, 1996, and Mr. Donahue's options were granted on January 22, 1996.

(3) The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                Expected stock price volatility...............      55%
                Risk-free interest rate.......................  5.7% - 7.1%
                Expected life of options......................    8 years
                Expected dividend yield.......................     0.00%

     The Company's stock options are not transferable, and the actual value of the stock options that an employee may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price. The Company has based its assumption for stock price volatility on the variance of weekly closing prices of the Company's stock from its initial offering date to the present. The risk-free rate of return used equals the yield on ten-year zero coupon U.S. Treasury issues on the grant date. No discount was applied to the value of the grants for non-transferability or risk of forfeiture.

OPTION AND SAR EXERCISES IN FISCAL YEAR 1996 AND FISCAL YEAR-END VALUES

     The following table sets forth information concerning the exercise by the Named Executive Officers of options to purchase Class A Common Stock during fiscal year 1996 and unexercised options to purchase Class A Common Stock held by the Named Executive Officers as of the end of fiscal year 1996.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                 NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED               IN-THE-MONEY OPTIONS
                                                                       OPTIONS                            AT FISCAL
                        SHARES ACQUIRED        VALUE            AT FISCAL YEAR-END(#)                   YEAR-END($)(2)
                          ON EXERCISE        REALIZED       ------------------------------      ------------------------------
         NAME                 (#)             ($)(1)        EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
----------------------- ---------------      ---------      -----------      -------------      -----------      -------------
Daniel F. Akerson                --                 --         200,000           800,000(3)            N/A              N/A
Dennis M. Weibling               --                 --              --                --                --               --
Morgan E. O'Brien           237,587          2,629,989         807,492           410,000         5,706,779              N/A
Brian D. McAuley            369,016          5,262,359         656,063           310,000         4,275,883              N/A
Timothy M. Donahue               --                 --          75,000           325,000               N/A              N/A
Robert S. Foosaner               --                 --         152,000            68,000               N/A              N/A

---------------

(1) The value realized equals the aggregate amount of the excess of the fair market value on the date of exercise (the closing price of Class A Common Stock as reported by the Nasdaq Stock Market for the exercise date) over the relevant exercise price(s).

(2) Only Messrs. McAuley and O'Brien had exercisable in-the-money options. The unexercisable options of Messrs. McAuley and O'Brien, as well as both the exercisable and unexercisable options of the other Named Executive Officers, were not in the money as of December 31, 1996. The value of the in-the-money options is based on the closing price of the Company's Class A Common Stock as reported by the Nasdaq Stock Market on December 31, 1996, which was $13.0625 per share, times the aggregate number of shares, less the aggregate exercise prices, which range from $1.25 to $7.00 per share.

(3) Subsequent to December 31, 1996, the Company and Mr. Akerson agreed to alternative arrangements replacing a grant of 2,000,000 deferred shares made to Mr. Akerson. Such alternative arrangements are described below under the heading "Employment Contracts, Termination of Employment and Change in Control Arrangements," and basically provide that, although the first 1,000,000 deferred shares covered by such grant will continue to vest on March 5, 1999, an option to acquire 1,000,000 shares, vesting on March 5, 2006, together with a special cash bonus of $14,750,000 payable after Mr. Akerson has completed 10 years of service with the Company (or earlier upon a change in control), are substituted for the second 1,000,000 deferred shares covered by the earlier grant. Such second 1,000,000 deferred shares are not included in the Summary Compensation Table, nor are the replacement options (which were granted by the Compensation Committee on March 28, 1997) included in the table relating to option grants in the last fiscal year or in the above table. However, at December 31, 1996, such replacement options (which have an exercise price of $14.75 per share) would not have been in the money.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     The Company entered into an employment agreement with Mr. Akerson that provides for his employment as Chairman of the Board and Chief Executive Officer through March 5, 1999. The employment agreement provides for continuation of the term, which may be terminated upon twelve months notice. The employment agreement with Mr. Akerson provides for an annual base salary of $400,000, which may be increased annually by the Company and an annual bonus of up to 75% of his base salary. The employment agreement further provides that Mr. Akerson will be granted 1,000,000 deferred shares of Class A Common Stock that vest on March 5, 1999, a grant of options to purchase 1,000,000 shares of Class A Common Stock that vest 20% per year beginning March 4, 1997, and a grant of options to purchase 1,000,000 shares of Class A Common Stock that vest on March 5, 2006, provided that such vesting may occur earlier or be deferred by Mr. Akerson under certain circumstances and will occur automatically upon a change-in-control of the Company. Under the agreement, Mr. Akerson is also entitled to receive a special bonus in the amount of $14,750,000, provided he continues to be employed by the Company through March 5, 2006 which special bonus is also payable in the event of a change-in-control of the Company prior to such date.

     The Company entered into an employment agreement with Mr. Donahue that provides for his employment as President and Chief Operating Officer through February 1, 1999. The agreement provides for continuation of its initial term, which may be terminated upon twelve months notice. The agreement provides for an annual base salary of $275,000, which may be increased annually by the Company, and an annual bonus. The agreement further provides for an employment commencement bonus in the amount of $300,000. The agreement also provides for a grant of options to purchase 300,000 shares of Class A Common Stock that vest 25% per year and will automatically vest upon a change-in-control of the Company. The agreement further provides for a grant of options to purchase 100,000 shares of Class A Common Stock that vest upon the election by Mr. Donahue to waive a long-term performance bonus in the amount of $1,600,000 to be paid at Mr. Donahue's election but not earlier than January 31, 1999 or later than January 3, 2000 (the "Long-Term Bonus"). While the agreement provides for the Company to loan Mr. Donahue $400,000 in the event Mr. Donahue's outstanding loan from his former employer is not forgiven, the agreement has been amended to provide, under certain circumstances, that the Company's obligation to make a loan to Mr. Donahue will be reduced to $100,000. See "Certain Relationships and Related Transactions."

     The employment agreements with Messrs. Akerson and Donahue also provide that, in the event of permanent disability affecting such officers during the employment term, the Company will pay such officers their existing base salary for a period of twelve months and will make all benefit payments on behalf of such officers for a period of twelve months. In addition, each agreement further provides that the officer will be subject to certain confidentiality and non-competition restrictions during the employment term and for a period of two years after the termination thereof. For purposes of the employment agreements with Messrs. Akerson and Donahue, a change-in-control of the Company will be deemed to have occurred (i) if the Company transfers substantially all of its assets or is merged into another entity and, as a result less than a majority of the combined voting power of such entity is held by the holders of the voting securities of the Company, (ii) if 51% or more of the outstanding voting stock of the Company is acquired by a person, entity or "group" (within the meaning of Rule 13d-5(b) under the Exchange Act), (iii) if the Operations Committee ceases to exist, (iv) if representatives of Digital Radio cease to control the Operations Committee or Mr. McCaw ceases to own or control a majority of the voting power of Digital Radio, or (v) upon the occurrence of similar transactions or events.

     The Company entered into employment agreements with Messrs. O'Brien and McAuley on June 15, 1987, which provided for their employment as Chairman of the Board of Directors and as President of the Company, respectively, for five-year terms. The employment agreements with Messrs. O'Brien and McAuley provide for automatic extensions of the term for successive one-year periods unless, two years prior to the expiration of the then-current term, the Company or such officer elects not to have the term so extended. The agreements with Messrs. O'Brien and McAuley provide that each will receive an annual base salary of $300,000, which may be increased annually by the Board of Directors. The employment agreements with Messrs. O'Brien and McAuley also provide that, in the event of the officer's disability during the term of the agreement, the Company will make monthly payments of such officer's monthly salary for six months. Thereafter, such monthly payments will decrease to 50% of such officer's salary during the next ensuing twelve-month period and will decrease by 15% during each subsequent twelve-month period. The payments continue so long as the disability continues and will be paid until the retirement or death of the officer. Each agreement provides further that the officer will be subject to certain confidentiality and non-competition restrictions during the employment term and for a period of two years after the termination thereof. The Company is negotiating a new employment agreement with Mr. O'Brien to reflect his new position as Vice Chairman of the Board of Directors. Mr. McAuley's agreement was effectively amended to reflect the change in his positions by virtue of his resignation as a director and executive officer of the Company, and his assumption of the title of Executive Vice President Emeritus.

     The Company entered into an employment agreement with Mr. Foosaner on March 26, 1992, which provides for his employment as Senior Vice President of the Company for a three-year term. The employment agreement with Mr. Foosaner provides for automatic extensions of the term for successive one-year periods unless, two years prior to the expiration of the then-current term, the Company or Mr. Foosaner elects not to have the term so extended. The agreement with Mr. Foosaner provides for an annual salary of $250,000, which may be increased annually by the Company. Under Mr. Foosaner's agreement, any stock options outstanding will automatically become vested and exercisable in full upon a filing pursuant to any federal or state law in connection with any tender offer, or the execution of any agreement relating to a merger, consolidation or reorganization of the Company, or the sale of substantially all of the assets of the Company to another entity if, in the opinion of the Board of Directors, such action would result in the creation of a single majority controlling interest in the Company.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Class A Common Stock of the Company during the fiscal years ended March 31, 1992, March 31, 1993, March 31, 1994, the nine-month transition period ended December 31, 1994 the fiscal year ended December 31, 1995 and the fiscal year ended December 31, 1996, with the cumulative total stockholder return of companies comprising the Nasdaq (U.S.) Stock Market Index and the total stockholder return of a peer group of companies comprising the Nasdaq Telecommunications Index, which includes wireless telecommunications companies of comparable market capitalization traded on the Nasdaq Stock Market. The Company will provide stockholders a list of the companies included in the Nasdaq Telecommunications Index upon request. The graph was prepared by the Company with data provided by Research Data Group. The graph assumes an initial investment of $100 on January 27, 1992 and reinvestment of all dividends.

     The Company commenced public trading on January 27, 1992, and, therefore, the graph and table include data only since such date. Additionally, effective December 31, 1994, the Company changed its fiscal year-end from March 31 to December 31, which resulted in a nine-month transition period from April 1 to December 31, 1994.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                          NEXTEL COMMUNICATIONS, INC.,
                       THE NASDAQ STOCK MARKET (US) INDEX
                    AND THE NASDAQ TELECOMMUNICATIONS INDEX

                                          NEXTEL                                  NASDAQ
        MEASUREMENT PERIOD            COMMUNICATIONS,      NASDAQ STOCK      TELECOMMUNICATIONS
      (FISCAL YEAR COVERED)                INC.          MARKET (US) INDEX         INDEX
27-JAN-92                                          100                 100                 100
MAR-92                                              93                  97                  99
MAR-93                                             176                 112                 132
MAR-94                                             262                 121                 158
DEC-94                                              96                 123                 152
DEC-95                                              98                 174                 199
DEC-96                                              87                 214                 204

        SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of March 21, 1997 (the "Ownership Date"), the amount and percentage of shares of each class of the Company's capital stock that are deemed under the rules of the Commission to be "beneficially owned" by (i) each director or director-nominee of the Company,
(ii) each of the Named Executive Officers, (iii) all directors and executive officers of the Company as a group and (iv) each person or "group" (as such term is used in Section 13(d)(3) of the Exchange Act) known by the Company to be the beneficial owner of more than five percent of the outstanding shares of each class of the Company's capital stock.

                                          TITLE OF CLASS OF      AMOUNT AND NATURE
                                            THE COMPANY'S          OF BENEFICIAL       APPROXIMATE %
       NAME OF BENEFICIAL OWNER             CAPITAL STOCK          OWNERSHIP(1)         OF CLASS(2)
--------------------------------------  ---------------------    -----------------     -------------
Daniel F. Akerson.....................  Class A Common Stock            200,000(3)              *
Brian D. McAuley......................  Class A Common Stock          1,617,427(4)              *
Morgan E. O'Brien.....................  Class A Common Stock          1,307,640(5)              *
Keith J. Bane.........................  Class A Common Stock                  0(6)              *
Robert Cooper.........................  Class A Common Stock             50,000                 *
Timothy M. Donahue....................  Class A Common Stock             76,000(7)              *
William E. Conway, Jr. ...............  Class A Common Stock             82,993                 *
Craig O. McCaw........................  Class A Common Stock         65,083,723(8)          19.1%
Keisuke Nakasaki......................  Class A Common Stock                  0(9)              *
Masaaki Torimoto......................  Class A Common Stock                  0(10)             *
Dennis M. Weibling....................  Class A Common Stock         65,083,723(11)         19.1%
Robert S. Foosaner....................  Class A Common Stock            217,000(12)             *
All directors and executive...........  Class A Common Stock         68,955,671(13)         20.0%
  officers as a group (21 persons)
5% Stockholders:
Digital Radio, L.L.C..................  Class A Common Stock         65,083,723(14)         19.1%
                                        Class A Preferred
2320 Carillon Point...................  Stock                         8,163,265            100.0%
                                        Class B Preferred
Kirkland, Washington 98033............  Stock                                82            100.0%
Motorola, Inc.........................  Class A Common Stock         60,700,000(15)         18.0%
1303 East Algonquin Road..............  Class B Common Stock         17,830,000            100.0%
Schaumburg, Illinois 60196
Putnam Investments, Inc...............  Class A Common Stock         15,340,145(16)          5.3%
1 P.O. Box Square
Boston, Massachusetts 02109

---------------

   * Less than one percent (1%).

 (1) Under the rules of the Commission, a person is deemed to be the beneficial owner of a security if such person, directly or indirectly, has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the Ownership Date. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of the Company's capital stock beneficially owned.

 (2) Represents the voting power of the number of shares of each class of capital stock beneficially owned as of the Ownership Date by each named person or group, expressed as a percentage of (a) all shares of the Company's capital stock of the indicated class actually outstanding as of such date (in the case of the Class A Common Stock, giving effect to the conversion of the Company's preferred stock and the Company's Class B Non-Voting Common

     Stock, par value $0.001 per share (the "Class B Common Stock")), plus (b) all other shares of capital stock deemed outstanding as of such date pursuant to Rule 13d-3(d)(1) under the Exchange Act.

 (3) Includes 200,000 shares of Class A Common Stock obtainable as of the Ownership Date or within 60 days thereafter by Mr. Akerson upon the exercise of non-qualified stock options.

 (4) Includes 454,000 shares of Class A Common Stock obtainable as of the Ownership Date or within 60 days thereafter by Mr. McAuley upon the exercise of non-qualified stock options. Also includes ownership of 18,000 shares of Class A Common Stock that are held by Mr. McAuley's minor children.

 (5) Includes 548,477 shares of Class A Common Stock obtainable as of the Ownership Date or within 60 days thereafter by Mr. O'Brien upon the exercise of non-qualified stock options.

 (6) Mr. Bane, who is Executive Vice President and President, Americas Region of Motorola, disclaims beneficial ownership of all securities of the Company held by Motorola. See note 15.

 (7) Includes 75,000 shares of Class A Common Stock obtainable as of the ownership date or within 60 days thereafter by Mr. Donahue upon the exercise of non-qualified stock options.

 (8) Mr. McCaw, who is an equity owner and controlling person of the McCaw Investor, disclaims beneficial ownership of all securities of the Company held by the McCaw Investor, except to the extent of his pecuniary interest therein. See note 14.

 (9) Mr. Nakasaki, who is President and Chief Executive Officer of NTT America, disclaims beneficial ownership of all shares of Class A Common Stock held by NTT. As of the Ownership Date, NTT held 1,532,959 shares.

(10) Mr. Torimoto, who is Vice President of Panasonic Communications and Systems Company, disclaims beneficial ownership of all shares of Class A Common Stock held by Matsushita. As of the Ownership Date, Matsushita held 3,000,000 shares.

(11) Mr. Weibling, who is President of Eagle River, an affiliate of the McCaw Investor, disclaims beneficial ownership of all securities of the Company held by the McCaw Investor, except to the extent of his pecuniary interest therein. See note 14.

(12) Comprised of 25,000 shares of Class A Common Stock which are the subject of a deferred share grant made to Mr. Foosaner. Also includes 192,000 shares of Class A Common Stock obtainable as of the Ownership Date or within 60 days thereafter by Mr. Foosaner upon the exercise of non-qualified stock options.

(13) Includes an aggregate of 2,176,510 shares of Class A Common Stock obtainable as of the Ownership Date or within 60 days thereafter by directors and executive officers as a group upon the exercise of non-qualified stock options or other stock purchase rights. See also notes 14 and 15.

(14) Comprised of (i) 5,593,846 shares of Class A Common Stock beneficially owned by the McCaw Investor, (ii) 35,000,000 shares of Class A Common Stock obtainable as of the Ownership Date or within 60 days thereafter upon the exercise of certain options and (iii) 24,489,877 shares of Class A Common Stock, which represents the conversion of the 8,163,265 shares of Class A Preferred Stock and the 82 shares of the Company's Class B Convertible Preferred Stock, par value $0.01 per share (the "Class B Preferred Stock") held by the McCaw Investor.

(15) Assumes conversion of the Class B Common Stock held by Motorola. Comprised of (i) 40,170,000 shares of Class A Common Stock beneficially owned by Motorola, (ii) 17,830,000 shares of Class B Common Stock beneficially owned by Motorola and (iii) 2,700,000 shares of Class A Common Stock obtainable as of the Ownership Date or within 60 days thereafter upon exercise of a warrant. Excludes 300,000 shares of Class A Common Stock as to which such warrant is not exercisable during such period. Of the total of 3,000,000 shares subject to such warrant, Motorola has transferred a portion relating to 110,000 shares to a third party. Motorola granted the McCaw Investor an option to acquire 9,000,000 shares included herein, which option is not currently exercisable.

(16) As reported in the most recent Schedule 13G filed by Putnam Investments, Inc. ("Putnam"). As noted in its most recently filed Schedule 13G, Putnam does not have sole voting power over the Company's Class A common shares beneficially owned by Putnam.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and AT&T Wireless are in negotiations concerning a potential arrangement whereby the Company would pre-pay AT&T Wireless certain site rental and other amounts under site leases and/or collocation arrangements from time to time in place between the Company and AT&T Wireless. Such pre-payment arrangements, if implemented, also would operate as a full settlement of a claim that AT&T Wireless has made regarding a loan made to Mr. Donahue by AT&T Wireless. During his employment by AT&T Wireless, Mr. Donahue received a loan in the amount of $300,000 that would be forgiven if Mr. Donahue remained employed by AT&T Wireless for a certain period of time (the "AT&T Loan"). Mr. Donahue terminated his employment with AT&T Wireless six months prior to the time the AT&T Loan was to be forgiven in order to accept employment with the Company. Pursuant to Mr. Donahue's employment agreement, the Company agreed to provide Mr. Donahue with a loan in the same amount in the event Mr. Donahue was required to repay the AT&T Loan. Accordingly, the Company proposes to effect a settlement of such claims relating to the AT&T Loan to Mr. Donahue and also reduce the Company's obligations to loan funds to Mr. Donahue, by prepaying $300,000 of site rent or other amounts under lease and/or collocation agreements with AT&T Wireless where the Company is renting certain space from AT&T Wireless for antenna sites for the Company's digital mobile networks. The rental or other payments under such lease or collocation agreements would be the same amounts that would be due under the existing terms of the relevant agreements and would simply represent a pre-payment in advance of the Company's obligation to pay amounts it would otherwise owe to AT&T Wireless over the course of such agreements.

     Mr. O'Brien has received a secured, non-interest bearing loan of $70,000 from the Company, which was repayable on February 20, 1996. The loan has been repaid by Mr. O'Brien.

     Steven Shindler, the Company's Chief Financial Officer, has received a loan from the Company in the amount of $250,000 bearing interest at a rate of six percent per year that is due January 3, 2000.

     Mr. Foosaner received a loan from the Company in the amount of $226,875 bearing interest at a rate of 5.4 percent per year, which was repayable on September 23, 1996. The loan has been repaid by Mr. Foosaner.

     On April 4, 1995, the Company, the McCaw Investor and Mr. McCaw entered into the Securities Purchase Agreement (as amended, the "McCaw Securities Purchase Agreement") and certain other related agreements (the "McCaw Transaction"), pursuant to which the McCaw Investor made a significant equity investment in the Company. Concurrently with the execution of the McCaw Securities Purchase Agreement, the Company entered into a Management Support Agreement (the "Support Agreement") with Eagle River, an affiliate of the McCaw Investor that is also controlled by Mr. McCaw, pursuant to which Eagle River provides management and consulting services to the Company and the Board of Directors and the Operations Committee from time to time as requested. In consideration of the services to be provided to the Company under the Support Agreement, the Company granted an option to purchase an aggregate of 1,000,000 shares of Class A Common Stock at an exercise price of $12.25 per share to Eagle River. The option expires on April 4, 2005, and is exercisable for 400,000 shares on April 4, 1997 and an additional 200,000 shares in each of the three years thereafter. Additionally, the Company agreed to reimburse Eagle River for all out-of-pocket costs, plus up to $200,000 per year for all allocable overhead costs reasonably incurred by Eagle River in connection with the performance of its obligations under the Support Agreement. Payments in the amount of $348,000 were made to Eagle River pursuant to the Support Agreement during fiscal year 1996.

     On April 11, 1997, the Company and the McCaw Investor reached an agreement pursuant to which the McCaw Investor committed to exercise in full on July 28, 1997, its option to purchase 15,000,000 shares of Class A Common Stock for an aggregate purchase price of $232,500,000 and to provide up to $50,000,000 in debt financing. In consideration of such commitments, the Company agreed to issue to the McCaw Investor a contingent equity instrument (the "CEI") which may be converted, for no additional consideration, into additional shares of Class A Common Stock based on the average market price of Class A Common Stock for the 20 days prior to the July 28 option exercise (the "Average Trading Price"). The number of shares of Class A Common Stock into which the CEI may be converted ranges from a minimum of no shares, if the Average Trading Price is equal to $15.50 or more, to a maximum of 1,607,143 shares if the Average Trading Price is $14.00 or less. In a related transaction, the Company reached an agreement with an affiliate of Mr. McCaw (the "Purchaser"), pursuant to which the Purchaser will acquire, for an aggregate purchase price of $25,000,000, an option to purchase up to 25,000,000 shares of Class A Common Stock, 15,000,000 of which would be purchasable at an exercise price of $16.00 per share and the remaining 10,000,000 of which would be purchasable at an exercise price of $18.00 per share at any time through July 28, 1998. Shares issuable upon exercise of the options will be entitled to certain registration rights. In addition, the Purchaser may grant to one non-affiliated transferee of at least 10,000,000 of such shares a right to designate one nominee for election to the Company's Board of Directors. The transactions are subject to certain conditions, including the negotiation of definitive agreements and the receipt of certain approvals, including the Company's receipt of consents to certain amendments of the Company's public indentures.

     The Company, Motorola and others are parties to definitive agreements, which became effective September 30, 1996, with respect to the amendment, restatement and consolidation of previously existing financing arrangements among the parties (the "Vendor Credit Facility"). The credit agreement related to the Vendor Credit Facility provides for borrowings of up to $345,000,000. At December 31, 1996, the Company had indebtedness of $150,000,000 under the Vendor Credit Facility. The Company and Motorola also reached a related understanding regarding the terms and conditions on which Motorola will provide financing for Nextel's purchases of equipment and services provided by Motorola, in addition to the amounts contemplated by Motorola's financing commitments under the Vendor Credit Facility. Pursuant to the additional Motorola financing commitment, Motorola has agreed to make up to an additional $450,000,000 in secured financing available to the Company. Availability of the additional financing is subject to a number of conditions.

     The Company purchases Motorola-manufactured infrastructure and subscriber equipment from Motorola pursuant to certain equipment purchase agreements. During fiscal year 1996, the Company purchased approximately $490,800,000 of infrastructure and other equipment, warranties and services from Motorola. Pursuant to existing equipment purchase agreements between the Company and Motorola and subject to certain conditions, the Company has agreed to purchase a significant amount of additional infrastructure equipment from Motorola.

     As a result of arrangements that either existed at the time of the acquisition of certain companies or resulted from such acquisitions, the Company utilizes antenna sites owned by Mr. Cooper. Net rental expense under such arrangements was approximately $149,400 in fiscal year 1996. The Company believes that such rent expense is at or below prevailing market rates.

                      APPOINTMENT OF INDEPENDENT AUDITORS
                                (PROPOSAL NO. 2)

     A proposal will be presented at the Annual Meeting to ratify the appointment of the firm of Deloitte & Touche LLP as independent auditors to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 1997. Although such ratification is not required by law, the Board of Directors believes that stockholders should be given this opportunity to express their views on the subject. While not binding on the Board of Directors, the failure of the stockholders to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors would be considered by the Board in determining whether to continue the engagement of Deloitte & Touche LLP. It is expected that representatives of Deloitte & Touche LLP WILL ATTEND THE ANNUAL MEETING, WITH THE OPPORTUNITY TO MAKE A STATEMENT IF THEY SO DESIRE, AND WILL BE AVAILABLE TO ANSWER APPROPRIATE QUESTIONS.

RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                                 ANNUAL REPORT

     The Company's 1996 Annual Report to Stockholders, including financial statements for the year ended December 31, 1996, is being distributed to all stockholders of the Company together with this Proxy Statement, in satisfaction of the requirements of the Commission. Additional copies of such report are available upon request. To obtain such additional copies, please contact the Company's Investor Relations Department at (703) 394-3500.

                       EXPENSE OF SOLICITATION OF PROXIES

     The cost of soliciting proxies will be paid by the Company. In addition to solicitation by mail, solicitations may also be made by telephone, telecopy or in person. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company will reimburse them for their expenses in so doing. Officers and other employees of the Company, as yet undesignated, may also request the return of proxies by telephone, telecopy or in person.

                                 OTHER BUSINESS

     It is not anticipated that any other matters will be brought before the Annual Meeting for action. If any such other matters shall properly come before the Annual Meeting, however, it is intended that the persons authorized under the proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Exchange Act, stockholders of the Company may present proper proposals for inclusion in the Company's proxy statement and for consideration at the next annual meeting by submitting their proposals to the Company in a timely manner. Any stockholder of the Company who wishes to present a proposal for the inclusion in the proxy statement for action at the 1998 Annual Meeting of Stockholders must comply with the Company's By-Laws and the rules and regulations of the Commission then in effect. Such proposal must have been mailed to the Company at its offices at 1505 Farm Credit Drive, McLean, Virginia 22102, Attention: Secretary, and must be received by the Company before December 18, 1997.

                                   IMPORTANT

     TO ASSURE YOUR REPRESENTATION AND A QUORUM FOR THE TRANSACTION OF BUSINESS AT THE ANNUAL MEETING, THE COMPANY URGES YOU TO PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

                          NEXTEL COMMUNICATIONS, INC.
                  ANNUAL MEETING OF STOCKHOLDERS, MAY 15, 1997
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS. The undersigned hereby appoints Thomas J. Sidman, Steven M. Shindler and Lisa A. Zappala, and each of them, as Proxies, each with the power to appoint his or her substitutes, and hereby authorizes them to represent and to vote, as designated below and in accordance with their judgment upon any other matter properly presented, all the shares of Class A Common Stock, par value $0.001 per share (the "Class A Common Stock"), of Nextel Communications, Inc. (the "Company") held of record by the undersigned at the close of business on March 28, 1997, at the Annual Meeting of Stockholders to be held on May 15, 1997 or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED HEREIN AS DIRECTORS OF THE COMPANY AND FOR RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR 1997.

Should any nominee decline or be unable to accept such nomination to serve as a director, an event that the Company does not currently anticipate, the persons named in the enclosed proxy reserve the right, in their discretion, to vote for a lesser number or for substitute nominees designated by the Board of Directors.

PLEASE MARK, SIGN, DATE AND RETURN THIS FORM PROMPTLY IN THE ENCLOSED ENVELOPE.

        PLEASE MARK YOUR
[X]     VOTES AS INDICATED
        IN THIS EXAMPLE.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees named herein and FOR proposal 2.

                                                        FOR     WITHHELD

1.      Election of Directors to serve until the        [ ]       [ ]
        2000 Annual Meeting of Stockholders.
        Nominees:  William E. Conway, Jr.
                   Keisuke Nakasaki
                   Morgan F. O'Brien


FOR, except vote withheld for the following nominee(s):

-----------------------------------------------------

2.      Ratification of the appointment of              FOR   AGAINST   ABSTAIN
        Deloitte & Touche LLP
                                                        [ ]     [ ]       [ ]



-------------------------------------------------
                PRINT NAME OF STOCKHOLDER